Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION APPOINTS BRETT R. LARSEN AS NEW
EXECUTIVE VICE PRESIDENT OF ADMINISTRATION, CHIEF FINANCIAL OFFICER AND TREASURE
Spokane Valley, WA- July 30, 2015 - Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced that its Board of Directors has appointed Brett R. Larsen as the Company’s new Executive Vice President of Administration, Chief Financial Officer and Treasurer effective July 29, 2015. Mr. Larsen replaces Ronald F. Klawitter, who is retiring after serving with Key Tronic since 1992.
Mr. Larsen has worked at Key Tronic Corporation for ten years and has served as Vice President of Finance and Controller since February 2010. He was Chief Financial Officer of FLSmidth Spokane, Inc. from December 2008 to February 2010. From May 2004 to November 2008, Mr. Larsen served as Controller and Manager of Financial Reporting of Key Tronic Corporation. Previously, Mr. Larsen held various manager and supervisory roles with accounting firms BDO USA, LLP and Grant Thornton LLP. Mr. Larsen has a Bachelor of Science degree in Accounting and a Masters degree in Accounting from Brigham Young University and is a Certified Public Accountant.
Mr. Klawitter will continue to serve as a member of Key Tronic’s Board of Directors. Mr. Klawitter will also continue as an employee of the Company in the coming months to assist in the transition.
“We’re most fortunate to have someone of Brett’s ability and knowledge of the Company to replace Ron, and I look forward to working with Brett in his new role,” said Craig Gates, President and CEO. “We want to thank Ron for his many years of outstanding service to Key Tronic and for his key role in helping guide us through our transition from an OEM to a leading provider of electronic manufacturing services. I am very pleased that he will continue to serve on our Board of Directors.”
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world's leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.